Exhibit 99.1

SENSEONICS HOLDINGS, INC. REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

GERMANTOWN, MD, November 8, 2022 —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the quarter ended September 30, 2022.

Recent Highlights & Accomplishments:

●	Launched collaboration with the Nurse Practitioner Group designed to expand U.S. patient access to Senseonics’ six-month Eversense E3 System by providing additional convenient in-office and at-home sensor insertion options.

●	Completed enrollment of a pivotal trial for a 365-day sensor configuration and submitted IDE for enrollment of a pediatric cohort in the ENHANCE study.

●	Concluded the full transition to Eversense E3 globally, with our commercial partner Ascensia Diabetes Care, launching E3 in all planned global markets and now only E3 systems are being shipped globally.

●	Inclusion of all three CPT© codes in CMS CY 2023 Medicare Physician Fee Schedule used for the Eversense E3 system with updated national pricing that accounts for the longer 6-month sensor.

●	Received positive coverage decisions from Blue Cross Blue Shield of Florida and others, adding 5 million covered lives for Eversense E3 CGM.

●	Generated revenue of $4.6 million in the third quarter of 2022.

“Having launched the partnership with the Nurse Practitioner Group to expand access with in-home and in-office insertion options, we continue to work with Ascensia to execute and build the foundation for increased adoption of Eversense,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “Together with the recent achievement of key milestones in our clinical and R&D programs, notably enrolling a pivotal 365-day trial, we continue to advance our initiatives towards delivering the benefits of long-term implantable CGM to more patients.”

Third Quarter 2022 Results:

Total revenue for the third quarter of 2022 was $4.6 million, compared to $3.5 million for the third quarter of 2021. U.S. revenue was $1.9 million in the third quarter of 2022, compared to $0.6 million in the prior year period, and revenue outside the U.S. was $2.7 million in the third quarter of 2022, compared to $2.9 million in the prior year period.

Third quarter 2022 gross profit of $0.8 million increased from $(1.2) million in the third quarter of 2021.

Third quarter 2022 research and development expenses increased by $3.8 million year-over-year, to $11.0 million. The increase was primarily due to investments in product development and clinical trials for next generation technologies.

Third quarter 2022 selling, general and administrative expenses decreased by $0.3 million year-over-year, to $7.3 million.

Net loss was $60.4 million, or ($0.13) per share, in the third quarter of 2022 compared to net income of $42.9 million, or $0.10 per share, in the third quarter of 2021. Net income decreased by $103.3 million due to the non-cash accounting for embedded derivatives and fair value adjustments.

Cash, cash equivalents, short and long-term investments were $163.0 million and outstanding indebtedness was $103.8 million as of September 30, 2022.

Updated 2022 Financial Outlook

Senseonics’ updated expectation is for full year 2022 global net revenue to be in the range of $15.0 million to $17.0 million, compared to the prior expectation for full year 2022 global net revenue to be in the range of $14.0 to $18.0 million.

Conference Call and Webcast Information:

Company management will host a conference call at 4:30 pm (Eastern Time) today, November 8, 2022, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics’ website.

Live Teleconference Information:	Live Webcast Information:
Dial in number: 888-317-6003	Visit http://www.senseonics.com and
Entry Number: 1126379	select the “Investor Relations” section
International dial in: 412-317-6061

A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics

Senseonics Holdings, Inc. (“Senseonics”) is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics’ CGM systems, Eversense®, Eversense® XL and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user’s smartphone.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue projections under “Updated 2022 Financial Outlook,” statements about the commercial launch of Eversense® E3, statements regarding increasing patient access and adoption, statement regarding advancing development programs, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the commercial launch of Eversense® E3 CGM system and commercial expansion of the Eversense product, uncertainties inherent in the transition of commercialization responsibilities to Ascensia Diabetes Care and its commercial initiatives, uncertainties inherent in collaborating with a new partner in the Nurse Practitioner Group and that partner’s assumption of certain clinical and administrative activities, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties in the duration and severity of the COVID-19 pandemic, uncertainties inherent in the development and registration of new technology, uncertainties relating to the current economic environment, and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2021, the Quarterly Report on Form 10-Q for the nine months ended September 30, 2022 and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Investor Contact

Philip Taylor

Investor Relations

415-937-5406

Investors@senseonics.com

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,484	$33,461
Short term investments, net	118,715	96,445
Accounts receivable, net	103	205
Accounts receivable, net - related parties	2,021	1,768
Inventory, net	7,257	6,316
Prepaid expenses and other current assets	5,714	6,218
Total current assets	169,294	144,413

Option	101	239
Deposits and other assets	3,241	1,086
Long term investments, net	8,851	51,882
Property and equipment, net	1,183	1,308
Total assets	$182,670	$198,928
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$684	$1,204
Accrued expenses and other current liabilities	12,674	10,667
Accrued expenses and other current liabilities, related parties	671	3,597
Note payable, current portion, net	15,223	—
Derivative liability, current portion	328	—
Option, current	28,068	—
Term Loans, net	—	2,926
Total current liabilities	57,648	18,394

Long-term debt and notes payables, net	53,434	59,798
Derivative liabilities	83,794	236,291
Option	—	69,401
Other liabilities	2,859	579
Total liabilities	197,735	384,463

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, $0.001 par value per share; 900,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 478,211,956 shares and 447,282,263 shares issued and outstanding as of September 30, 2022 and December 31, 2021	478	447
Additional paid-in capital	806,069	765,215
Accumulated other comprehensive loss	(1,185)	(212)
Accumulated deficit	(820,427)	(950,985)
Total stockholders’ equity (deficit)	(15,065)	(185,535)
Total liabilities and stockholders’ equity (deficit)	$182,670	$198,928

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue, net	$126	276	$555	$1,196
Revenue, net - related parties	4,496	3,256	10,263	8,471
Total revenue	4,622	3,532	10,818	9,667
Cost of sales	3,866	4,778	8,711	9,995
Gross profit (loss)	756	(1,246)	2,107	(328)

Expenses:
Research and development expenses	10,985	7,200	28,088	19,562
Selling, general and administrative expenses	7,340	7,585	23,785	23,347
Operating loss	(17,569)	(16,031)	(49,766)	(43,237)
Other income (expense), net:
Interest income	544	486	878	743
Gain (Loss) on fair value adjustment of option	(8,592)	13,556	41,333	(74,848)
Gain on extinguishment of debt and option	—	—	—	330
Interest expense	(4,801)	(4,245)	(13,806)	(12,337)
Gain (Loss) on change in fair value of derivatives	(28,948)	50,075	152,169	(255,185)
Impairment cost	(984)	(488)	(138)	(1,650)
Other expense	(41)	(439)	(112)	(723)
Total other income (expense), net	(42,822)	58,945	180,324	(343,670)

Net Income (Loss)	(60,391)	42,914	130,558	(386,907)
Other comprehensive income (loss)
Unrealized gain (loss) on marketable securities	(57)	18	(973)	2
Total other comprehensive gain (loss)	(57)	18	(973)	2
Total comprehensive income (loss)	$(60,448)	$42,932	$129,585	$(386,905)

Basic net income (loss) per common share	$(0.13)	0.10	$0.28	$(0.93)
Basic weighted-average shares outstanding	472,475,747	445,378,308	464,244,736	414,128,283

Diluted net income (loss) per common share	$(0.13)	0.08	$(0.10)	$(0.93)
Diluted weighted-average shares outstanding	472,475,747	581,760,516	608,345,713	414,128,283